CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors
Senesco Technologies, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Senesco Technologies, Inc. of our report dated September 26, 2007 on the consolidated statements of operations, stockholders’ equity and cash flows of Senesco Technologies, Inc and Subsidiary for the year ended June 30, 2007 and the cumulative amounts from July 1, 1998 (inception) to June 30, 2007, which appears in the June 30, 2009 Annual Report on Form 10-K of Senesco Technologies, Inc.  Our report dated September 26, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in the registration statement.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
April 22, 2010